RESTATED CERTIFICATE OF INCORPORATION
OF
LAKELAND BANCORP, INC.
Pursuant to the provisions of Section 14A:9-5(2) of the New Jersey Business Corporation Act, the undersigned corporation adopts the following Restated Certificate of Incorporation:
1.Name. The name of the corporation is Lakeland Bancorp, Inc.
2.Purpose. The principal purpose for which the corporation is organized is to exercise all powers of a bank holding company, which is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and to engage in banking and non-banking activities allowed for such a bank holding company under New Jersey and federal law.
3.Capitalization. The total authorized capital stock of the Corporation shall be 101,000,000 shares, consisting of:
1.    1,000,000 shares of preferred stock, no par value (“Preferred Stock”); and
2.    100,000,000 shares of common stock, no par value (“Common Stock”).
The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:
(a)    General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.
(b)    Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's shareholders, except as otherwise required by law or this Restated Certificate of Incorporation. Except as provided by law or this Restated Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

(c)    Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Restated Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.
(d)    Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its shareholders.
4.Issuance of Stock. The capital stock of the corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the corporation without prior shareholder approval. Such authorization by the Board of Directors may be made by a majority or other vote of the Board as may be provided in the Bylaws of the corporation. The provisions of this Article may only be amended or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation.
5.Office and Registered Agent. The address of the current registered office of the corporation in the State of New Jersey is 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and the name of its current New Jersey registered agent at such address is Thomas J. Shara.
6.Number and Terms of Directors. The corporation shall have not less than five (5) or more than twenty-five (25) Directors. The Board of Directors of the corporation shall, at a regular meeting prior thereto, fix by resolution the number of Directors for the succeeding year to be elected at the annual meeting of the shareholders. The Board shall be divided into three (3) classes of Directors, each of equal number, or in the event the total number of Directors is not divisible by three (3) then of nearly equal number as is possible. Unless they are elected to fill vacancies, the Directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and shall have qualified, such that at each annual meeting of shareholders, only one class of Directors shall be elected. In the event that a Director is elected to fill a vacancy, the term of such Director shall expire at the next annual meeting of shareholders. Any vacancy, however caused, occurring in the Board, and newly created Directorships resulting from an increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors, even though less than a quorum of the Board, or by a sole remaining Director. The Board of Directors shall specify the class in which a Director so elected shall serve. Any Director so elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other Directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other Directors in the class to which he is elected. Election of Directors need not be by written ballot. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article.
7.Current Board. The current Board of Directors consists of eleven (11) persons, and their names and addresses are:

Name	Address

Bruce D. Bohuny	250 Oak Ridge Road Oak Ridge, NJ 07438
Mary Ann Deacon	250 Oak Ridge Road Oak Ridge, NJ 07438
Brian Flynn	250 Oak Ridge Road Oak Ridge, NJ 07438
Mark J. Fredericks	250 Oak Ridge Road Oak Ridge, NJ 07438
James E. Hanson II	250 Oak Ridge Road Oak Ridge, NJ 07438
Janeth C. Hendershot	250 Oak Ridge Road Oak Ridge, NJ 07438
Lawrence R. Inserra, Jr.	250 Oak Ridge Road Oak Ridge, NJ 07438
Thomas J. Marino	250 Oak Ridge Road Oak Ridge, NJ 07438
Robert E. McCracken	250 Oak Ridge Road Oak Ridge, NJ 07438
Robert B. Nicholson, III	250 Oak Ridge Road Oak Ridge, NJ 07438
Thomas J. Shara	250 Oak Ridge Road Oak Ridge, NJ 07438

8.Vacancies on Board of Directors. Any and all vacancies on the Board of Directors, including those resulting from an increase in the number of Directors or the removal, resignation, or death of a Director, shall be filled by the Board of Directors.
9.Removal of a Director. A Director of the corporation may only be removed during his or her term of office for cause, as defined as final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation, by the affirmative vote of a majority of the entire Board of Directors of the corporation or by the requisite shareholder vote. Shareholders shall not have the right to remove Directors without such cause. Shareholders may only attempt to remove a Director for cause after service of specific charges, adequate notice, and full opportunity to refute the charges.
10.Personal Liability of Officers and Directors; Related Matters. A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.
11.Bylaws. The Board of Directors shall have the right to enact, alter, amend or repeal the Bylaws of the corporation. Also, the Bylaws may be amended, altered or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation.
12.Considerations in Evaluating Acquisition Offer. The Directors of the corporation shall consider all factors they deem relevant in evaluating any proposed tender offer or exchange offer for the corporation or any subsidiary’s stock, any proposed merger or consolidation of the corporation or subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of the corporation or any subsidiary. The Directors shall evaluate whether the proposal is in the best interests of the corporation and its subsidiaries by considering the best interests of the shareholders and other factors the Directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the corporation and any subsidiary. The Directors shall evaluate the consideration being offered to the shareholders in relating to the then current market value of the corporation or any subsidiary, the then current market value of the stock of the corporation or any subsidiary in a freely negotiated transaction, and the Directors’ estimate of the future value of stock of the corporation or any subsidiary as an independent entity. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article.
13.Votes Required to Approve Acquisition.
(a)Unapproved by Board. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to approve either (1) a merger or consolidation of the corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the corporation to, any person or entity provided that the Board of Directors of the corporation, by a majority vote of the entire Board, does not recommend to the shareholders of the corporation a vote in favor of the same. For purposes of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of twenty-five (25) percent or more of the total assets as reflected on a balance sheet of the corporation as of a date no earlier than 45 days prior to any acquisition of such assets.
(b)Acquisition by Controlling Party. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock held by shareholders other than the Controlling Party (as defined below) shall be required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all or substantially all the assets of the corporation (as defined above). Controlling Party is any shareholder owning or controlling twenty percent (20%) or more of the corporation’s voting stock at the time of the proposed transaction. However, these voting requirements shall not be applicable in such transactions in which: (a) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of this corporation retained by its existing shareholders in such a transaction in which the corporation is the surviving entity) per share by holders of common stock of the corporation in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the corporation’s common stock in the three years preceding the announcement of the proposed transaction; or (b) the transaction is recommended by a majority of the entire Board of Directors. The requirements of this paragraph are in addition to and separate from any consent or approval that may be required by this Restated Certificate of Incorporation to authorize any merger, consolidation or sale, exchange or lease of all or substantially all of the assets of the corporation as in paragraph (a) of this Article.
(c)Meetings of Shareholders. Any meeting of shareholders, whether annual or special, called to consider a vote in favor of a merger or consolidation of the corporation with, or a sale, exchange or lease of substantially all of the assets of the corporation to, any person or entity, as defined in paragraphs (a) and (b) of this Article, which is not recommended by the Board of Directors of the corporation by the required vote, shall require attendance in person or by proxy of eighty percent (80%) of the shareholders of the corporation in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum is not present.
(d)Amendment or Repeal of this Article. The affirmative vote of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal any part of paragraphs (a) or (b) of this Article.
[Signature Page Follows]

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer this 24th day of July, 2018.

LAKELAND BANCORP, INC.

By: /s/ Thomas J. Shara
Name: Thomas J. Shara
Title: President and Chief Executive Officer